TRACTOR SUPPLY COMPANY CHAIRMAN ADOPTS 10b5-1 TRADING PLAN

Brentwood, Tennessee, August 27, 2008 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that Jim Wright, its Chairman, President and Chief Executive Officer, has established a plan to exercise stock options and sell shares of Tractor Supply Company’s common stock in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Under the plan, Mr. Wright may sell under pre-arranged terms up to approximately 64,000 shares owned by him (approximately 7% of his total holdings) in open market transactions through July 25, 2010.

Rule 10b5-1 allows officers and directors to avoid any real or perceived conflict of interest while diversifying holdings in connection with the trading of company securities. The plan is established at a time when the executive is not in possession of material nonpublic information. Once the plan is executed, the executive does not retain or exercise any discretion over the shares traded under the plan. Sales of common stock by Mr. Wright pursuant to the terms of the plan, or otherwise, will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

At the time of the plan’s adoption, Mr. Wright beneficially owned 712,864 shares of Tractor Supply Company’s common stock, representing approximately 2.0% of the Company’s issued and outstanding stock. The plan represents part of Mr. Wright’s ongoing program of tax planning and asset diversification. Mr. Wright may also from time to time sell or gift additional shares of Tractor Supply Company’s stock owned by him outside of the plan, in accordance with the provisions of Rule 144 under the Securities Exchange Act of 1934 and the Company’s securities trading policies.

About Tractor Supply Company
As of June 28, 2008, Tractor Supply Company operated 814 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.